Material Sciences Announces Fiscal 2013 First Quarter Financial Results

- Higher auto sales and new business wins generate strongest acoustical sales in eight quarters at $19.9 million

- Gross profit remains strong at 24.6 percent despite lower sales due to loss of opportunistic electrogalvanizing business

- EBITDA at $4.7 million

- Solid cash position at $28.2 million

- $0.4 million of stock repurchased during the first quarter

ELK GROVE VILLAGE, Ill., July 11, 2012 /PRNewswire/ -- Material Sciences Corporation (NASDAQ: MASC), a leading provider of material-based solutions for acoustical and coated applications, today reported financial results for the fiscal 2013 first quarter ended May 31, 2012.

"Sales for the fiscal 2013 first quarter decreased modestly primarily due to a $2.9 million decline in electrogalvanized ("EG") shipments for products used in automotive body panel applications," said Clifford Nastas, Material Sciences' Chief Executive Officer. "While we are disappointed to lose this opportunistic business that we enjoyed last year, I am encouraged that we were able to hold gross margins to the mid 20 percent range, and I am optimistic we are well positioned to replace these sales as several growth initiatives gain momentum. Acoustical products have demonstrated two consecutive quarters of increased sales and finished the period at the highest level in eight quarters. Revenue from this group increased 13.1 percent for the fiscal 2013 first quarter, driven primarily by higher brake, body panel and engine product sales."

Fiscal 2013 First Quarter Results
Net sales for the fiscal 2013 first quarter declined 3.3 percent to $34.8 million versus $36.0 million for the same period last year.

Acoustical sales increased $2.3 million to $19.9 million from $17.6 million for the prior fiscal year quarter. The primary drivers of the 13.1 percent increase were higher aftermarket brake sales in both the North American and Asian markets and higher Quiet Steel® sales for body panel and engine related applications. This was partially offset by lower sales of both original equipment and aftermarket brake products in Europe resulting from their weak economy.

Sales of coated products declined overall by $3.5 million to $14.9 million from $18.4 million for the prior fiscal year quarter. The 19.0 percent decline in coated sales was due primarily to lower shipments to a major customer for EG products used in automotive body applications.

Gross profit, as a percentage of fiscal 2013 first quarter gross sales, was 24.6 percent compared to 26.4 percent for the fiscal 2012 first quarter. The primary reasons for the decline were lower EG sales and a corresponding reduction in facility utilization at the Company's Walbridge facility.

For the fiscal 2013 first quarter, selling, general and administrative expenses ("SG&A"), as a percentage of sales, were 15.7 percent compared to 15.4 percent of net sales in the same period last year. SG&A was $5.5 million for the fiscal 2013 first quarter and $5.6 million for the fiscal 2012 first quarter.

For the three months ended May 31, 2012, Material Sciences' effective income tax rate was an expense of 35.3 percent, compared with an expense of 5.9 percent in the same period last year. The lower rate in the period ended May 31, 2011, is due to the utilization of deferred tax assets—principally AMT credits—while having a valuation allowance on the related deferred tax assets.

Net income for the fiscal 2013 first quarter was $2.2 million, or $0.21 per diluted share compared with $4.2 million, or $0.33 per diluted share in the fiscal 2012 first quarter. Net income comparisons for the first quarter—as reported and as adjusted for income tax provision—are presented in the table below (in thousands, except per share):

* See GAAP to Non-GAAP Reconciliations Below
First Quarter
	FY 2013	FY 2012
	Actual	Adjusted (1)
Income Before Provision for Income Taxes	$ 3,426	$ 4,419
Provision for Income Taxes	1,208	1,560
Net Income	$ 2,218	$ 2,859
Net Income Per Share	$ 0.21	$ 0.23

(1) Fiscal 2012 first quarter provision for income taxes was adjusted to 35.3 percent for comparison purposes to the fiscal 2013 first quarter.

Earnings before interest, taxes, depreciation and amortization ("EBITDA") for the fiscal 2013 first quarter, compared to last year's comparable period, are presented in the table below (in thousands):

** See EBITDA Definition Below
	First Quarter
	FY 2013	FY 2012
Income Before Provision for Income Taxes	$ 3,426	$ 4,419
Less Interest Income or Add Interest Expense	6	(18)
Plus Depreciation	1,299	1,254
EBITDA	$ 4,731	$ 5,655

During the first three months of fiscal 2013, the Company generated cash of $1.5 million from operating activities compared with $5.7 million during the same period last year. The decrease was a result of the lower net income and an increase in working capital primarily due to timing on accounts receivable collections. The Company invested $1.0 million in capital improvement projects, compared with $1.5 million in the same period last year. The stock repurchase program continued during the fiscal 2013 first quarter as the Company invested over $0.4 million to acquire its common stock.

Mr. Nastas continued: "Overall I am pleased with the first quarter of fiscal 2013. While sales and gross margins were impacted by the loss of opportunistic EG sales, I am confident that we are making headway with new products and applications to recapture these lost sales and maintain margins. Investments we have made in our facilities, R&D projects and global sales initiatives are beginning to take hold. We have been experiencing growing interest from customers in new applications of Quiet Steel® and Quiet Aluminum®, and rubber coated metal. Also, we anticipate new customer launches of products that use our ElectroBrite® technology to begin in the third quarter. Sales to European customers have obviously slowed in response to the economic problems facing the region, but this has been offset by strong sales to customers in Asia. I am encouraged by these positive trends and how well we are executing. While there is much work still to be done to reach our goals, we remain headed in the right direction."

Conference Call
Material Sciences will host a conference call to present its first quarter results today, Wednesday, July 11, 2012 at 9:00 a.m. Central Time. Clifford Nastas, Chief Executive Officer, and James Pawlak, Vice President and Chief Financial Officer, will discuss the Company's financial and operating performance and answer questions from the financial community.

To participate in the conference call, please dial 1-877-407-0784 several minutes before the conference call begins. International participants should dial 1-201-689-8560. An audio replay will be available for one week following the call at 1-877-870-5176 for domestic callers and 1-858-384-5517 for international access. The replay identification number for this conference is 397014.

Investors also may access a live webcast of the call on the Company's website: www.matsci.com. A replay of the call will be available on the site for 30 days following the call.

About Material Sciences
Material Sciences Corporation is a leading provider of material-based solutions for acoustical and coated applications. The Company uses its expertise in materials, which it leverages through relationships and a network of partners, to solve customer-specific problems. Its stock is traded on the NASDAQ Capital Market under the symbol MASC.

Forward Looking Statements
Except for the historical and present factual information contained here, the matters set forth in this release, including statements identified by words such as "anticipate," "believe," "plan," "expect," "intend," "project," "will," "potential" and similar expressions, are forward-looking statements as defined in Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on currently available information and are subject to various risks, uncertainties and other factors that could cause the Company's actual growth, results of operations, financial condition, cash flows, performance, business prospects and opportunities to differ materially from those expressed in, or implied by, these statements. Except as expressly required by the federal securities laws, Material Sciences undertakes no obligation to update these factors or to publicly announce the results of any of the forward-looking statements contained here to reflect future events, developments, or changed circumstances or for any other reason. These risks and uncertainties, the outcome of which could materially and adversely affect the Company's financial condition and operations, include, but are not limited to, the following: uncertainty in the global economy and in the industries in which it operates--including the transportation, building and construction, electronics and durable goods industries; the Company's ability to respond to competitive factors--including domestic and foreign competition for both acoustical and coated applications, and pricing pressures; changes in vehicle production levels or the loss of business with respect to a vehicle model for which it is a significant supplier; supply shortages or price increases in raw material, energy and commodities; the loss, or changes in the operations, financial condition, or results of operations of one or more of Material Sciences' significant customers or suppliers; its ability to attract new customers for brake damping materials, engine components and body panel laminate parts in North America, Asia and Europe, and to introduce new products; overcapacity in its industries; shifts in the supply model for the Company's products; labor disputes involving Material Sciences or its significant customers or suppliers; changes in laws, regulations, policies or other activities of governments, agencies or similar organizations; the Company's ability to effectively manage its business objectives including its ability to retain key personnel; environmental risks, costs, recoveries and penalties associated with past and present manufacturing operations; access to credit, which is limited under its asset-based credit agreement; and other factors, risks and uncertainties identified in Part I, Item 1A of the Company's Annual Report on Form 10-K for the year ended February 29, 2012, filed with the Securities and Exchange Commission, and from time to time in other reports filed with the Securities and Exchange Commission.

* GAAP to Non-GAAP Reconciliations
Material Sciences presents these reconciliations of Generally Accepted Accounting Principles (GAAP) to non-GAAP earnings to provide a better understanding of its operating results--separate from the financial impact of unusual and one-time transactions. Using only the non-GAAP earnings measures to analyze earnings would have material limitations. This occurs because calculations are based on management's subjective determinations on the nature and classification of events and circumstances that investors may find material. The Company compensates for these limitations by using both GAAP and non-GAAP earnings measures to analyze results. Management believes investors find the non-GAAP information helpful in understanding the ongoing performance of operations, separate from items that may have a disproportionate positive or negative impact on financial results in any period.

** EBITDA Definition
EBITDA is a non-GAAP calculation, although it is based on numbers included in income statements based on GAAP. Management believes that EBITDA is an important metric used by investors and analysts to review Material Sciences' historical results. It should be considered as an addition -- not as an alternative -- to net income or operating income as an indicator of the Company's operating performance, or operating cash flows for measuring liquidity.

Additional information about Material Sciences is available at www.matsci.com.

FINANCIAL TABLES FOLLOW

Condensed Consolidated Statements of Operations (Unaudited)
Material Sciences Corporation and Subsidiaries

	Three Months Ended
	May 31,

(In thousands, except per share data)	2012	2011

Net Sales	$34,834	$36,036
Cost of Sales	26,279	26,514
Gross Profit	8,555	9,522
Selling, General and Administrative Expenses	5,458	5,550
Income from Operations	3,097	3,972
Other Income, Net:
Interest Income (Expense), Net	(6)	18
Equity in Results of Joint Venture	48	142
Rental Income	281	263
Other, Net	6	24
Total Other Income, Net	329	447

Income Before Provision for Income Taxes	3,426	4,419
Provision for Income Taxes	1,208	262
Net Income	$ 2,218	$ 4,157

Basic Net Income Per Share	$ 0.21	$ 0.33

Diluted Net Income Per Share	$ 0.21	$ 0.33

Weighted Average Number of Common Shares Outstanding
Used for Basic Net Income Per Share	10,455	12,414
Dilutive Shares	115	89
Weighted Average Number of Common Shares Outstanding
Plus Dilutive Shares	10,570	12,503

Outstanding Equity Awards Having No Dilutive Effect	428	448

Condensed Consolidated Balance Sheets
Material Sciences Corporation and Subsidiaries

	May 31,	February 29,
(In thousands)	2012	2012
	(Unaudited)
Assets:
Current Assets:
Cash and Cash Equivalents	$ 28,162	$ 28,201
Receivables, Less Reserves and Allowances of $444 and $696, Respectively	20,793	20,136
Income Taxes Receivable	-	141
Prepaid Expenses	1,543	674
Inventories	21,940	20,758
Short-Term Deferred Tax Assets	4,012	4,313
Total Current Assets	76,450	74,223

Property, Plant and Equipment	127,938	127,952
Accumulated Depreciation	(94,211)	(93,217)
Net Property, Plant and Equipment	33,727	34,735

Other Assets:
Investment in Joint Venture	2,799	2,955
Long-Term Deferred Tax Assets	12,751	13,024
Other	154	159
Total Other Assets	15,704	16,138

Total Assets	$ 125,881	$ 125,096

Liabilities:
Current Liabilities:
Accounts Payable	$ 13,805	$ 13,364
Accrued Payroll Related Expenses	2,984	3,113
Accrued Expenses	5,187	5,289
Income Taxes Payable	535	-
Total Current Liabilities	22,511	21,766

Long-Term Liabilities:
Pension and Postretirement Liabilities	8,178	8,500
Other	6,160	6,850
Total Long-Term Liabilities	14,338	15,350

Commitments and Contingencies	-	-

Shareowners' Equity:
Preferred Stock	-	-
Common Stock	381	381
Additional Paid-In Capital	80,578	80,440
Treasury Stock at Cost	(74,881)	(74,423)
Retained Earnings	86,270	84,052
Accumulated Other Comprehensive Loss	(3,316)	(2,470)
Total Shareowners' Equity	89,032	87,980

Total Liabilities and Equity	$ 125,881	$ 125,096

Condensed Consolidated Statements of Cash Flows (Unaudited)
Material Sciences Corporation and Subsidiaries

	Three Months Ended
	May 31,

(In thousands)	2012	2011

Cash Flows From:
Operating Activities:
Net Income	$ 2,218	$ 4,157
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation, Amortization and Accretion	1,299	1,254
Equity in Results of Joint Venture	(48)	(142)
Deferred Income Taxes	239	-
Compensatory Effect of Stock Plans	138	72
Other, Net	-	(42)
Changes in Assets and Liabilities:
Receivables	(815)	5,157
Income Taxes	676	266
Prepaid Expenses	(877)	(908)
Inventories	(1,365)	(4,435)
Accounts Payable	1,048	886
Accrued Expenses	(195)	(1,194)
Other, Net	(840)	582
Net Cash Provided by Operating Activities	1,478	5,653

Investing Activities:
Capital Expenditures	(1,024)	(1,543)
Net Cash Used in Investing Activities	(1,024)	(1,543)

Financing Activities:
Purchases of Treasury Stock	(433)	(7,853)
Net Cash Used in Financing Activities	(433)	(7,853)

Effect of Exchange Rate Changes on Cash	(60)	21

Net Decrease in Cash	(39)	(3,722)
Cash and Cash Equivalents at Beginning of Period	28,201	35,629
Cash and Cash Equivalents at End of Period	$ 28,162	$ 31,907

Non-Cash Transactions:
Capital Expenditures in Accounts Payable at End of Period	$ 314	$ 436
Treasury Stock Purchases in Accrued Liabilities at Quarter-End	$ 25	$ -

Supplemental Cash Flow Disclosures:
Interest Paid	$ 7	$ 9
Income Taxes Paid, Net	$ 312	$ 7

CONTACT: Company, James D. Pawlak, Vice President, Chief Financial Officer, +1-847-439-2210; or Media, Stanley Berger or Andrew Berger, SM Berger & Company, +1-216-464-6400